EXHIBIT 10.5

ADOBE SYSTEMS INCORPORATED
FISCAL YEAR 2014 EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE AND ELIGIBILITY

Purpose
As part of its total compensation program, Adobe Systems Incorporated (“Adobe” or the “Company”) has designed an annual cash-based incentive plan for its 2014 fiscal year for certain executive officers. This Fiscal Year 2014 Executive Annual Incentive Plan (“AIP”) is designed to drive revenue growth, encourage accountability, drive execution of short-term priorities tied to long-term strategy and annual operating plan objectives, and recognize and reward executives upon the achievement of our objectives. This AIP operates under, and is subject to the terms of, the Adobe Systems Incorporated Executive Cash Performance Bonus Plan (the “Master Bonus Plan”) that was approved by Adobe’s Executive Compensation Committee (the “Committee”) in January 2011 and by Adobe’s stockholders in April 2011. Capitalized terms not defined herein have the meanings set forth in the Master Bonus Plan.

Eligibility
Eligible participants in this AIP include executive officers of the Company1 who (i) are specifically designated by the Committee, (ii) are employed (full time or part time) during Adobe’s 2014 fiscal year (the “Performance Period”), (iii) are at least Senior Vice President level and (iv) are regular employees of Adobe at the end of the Performance Period (the “Participants”). Participation in the AIP is at the discretion of the Committee, in consultation with Company management.
Employment Status
If an executive officer is hired after the beginning of the Performance Period and the Committee determines that such executive officer should be eligible to earn compensation under the AIP, the Participant’s Target Award (as defined herein) will be prorated based on the actual earned salary during the Performance Period - that is, the Target Award will be calculated by reference to actual salary earned during the Performance Period. Unless the Committee explicitly determines otherwise in a manner that complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) (in which case such determination shall govern), if the Participant’s salary and/or AIP annual bonus target percent changes during the Performance Period, the Participant’s Target Award will be prorated based on those adjusted figures as follows: the Target Award will be based on the number of business days in the Performance Period with the former AIP annual bonus target percent/earned salary and the number of business days in the Performance Period with the new AIP annual bonus target percent/earned salary. If a Participant’s employment terminates before the date the Actual Award is paid, the Participant will not be eligible for a bonus payment, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual retention agreement with the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an AIP bonus. If a Participant is on a leave of absence for a portion of the Performance Period, the Participant will be eligible for a bonus under the AIP based on actual salary earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave via insurance); that is, the Target Award will be calculated by reference to the actual salary earned during the Performance Period.

Employees Covered by Internal Revenue Code Section 162(m)
Notwithstanding the foregoing eligibility provisions, to the extent it determines to be necessary or desirable to achieve full deductibility of bonus compensation awarded under the AIP, the Committee, in its sole discretion, (i) may exclude from participation under the AIP those individuals who are or who may likely be “covered employees” under Section 162(m) whose employment in an eligible position commenced after the Committee established the Threshold Goal (described below), which generally will be a date not later than the 90th day of the Performance Period and (ii) may take other actions as necessary to ensure deductibility of the compensation paid under the AIP.

1 An executive officer is an employee designated as an executive officer by the Company’s Board of Directors.

HOW THE AIP WORKS
Summary
Subject to the terms set forth in this AIP, provided that the Company achieves a revenue-based Threshold Goal (as defined below) for fiscal year 2014, each Participant will be credited with (subject to the employment requirements set forth herein) a cash bonus payment equal to 200% of his or her Target Award (as defined below) and in no event greater than $5 million, subject to reduction pursuant to the metrics set forth in this AIP. Such potentially reduced amount is referred to as the Actual Award (as defined below) and will be determined by multiplying the Participant’s Target Award by a Corporate Result (comprised of three elements as set forth below, in the aggregate weighted at 75%) and by an Individual Goals Result (as defined below and weighted at 25%).

The Actual Award is comprised of:

ARR for Digital Media (30%)	+	Net Bookings for Adobe Marketing Cloud (30%)	+	Customer Advocacy (15%)	+	Individual Goal (25%)

[Corporate Result]**
** Components of the Corporate Result are defined further below.

Part 1: Determination of Target Awards

The Committee designates an annual bonus target percent for each Participant. Each Participant’s Actual Award (as defined below) is calculated, in part (as further described below), by reference to his or her “Target Award.” The Target Award equals the product of the annual bonus target percentage and the actual base salary earned by the Participant in the Performance Period. For example, a Senior Vice President whose annual bonus target percentage is 75% and whose actual earned annual base salary is $500,000 would have his Actual Award calculated by reference to a Target Award of $375,000 ($500,000 x 75%). The Target Award is the amount that would be earned and payable under the AIP upon achievement at the 100% level of both the Corporate Result and the Individual Goals Result (provided the Threshold Goal is attained).
No Participant may earn a bonus in respect of the Performance Period in excess of the lesser of: (i) 200% of his or her Target Award and (ii) $5 million (the “Maximum Award”).

Part 2: Achievement of Threshold Goal

If the Company achieves the Threshold Goal, the AIP will be funded at 200% of the Target Award for all Participants, and Participants will be credited with their Maximum Award, provided that the Maximum Award may be adjusted downward to the Actual Award as set forth below. If the Company does not achieve the Threshold Goal, the AIP will not be funded and Participants will earn no bonus under the AIP. The Company is under no obligation to pay out the entire funded amount to Participants.

The “Threshold Goal” is based on the Company’s annual revenue for the Performance Period, determined in accordance with Generally Accepted Accounting Principles (“Revenue”). During the Performance Period, the Company must achieve at least 85% of the Revenue amount set forth in the annual operating plan for fiscal year 2014 approved by Adobe’s Board of Directors at the beginning of the fiscal year (the “Operating Plan”), disregarding the effects of any material acquisitions not incorporated into the Operating Plan.

Part 3: Determination of Actual Awards
Upon the funding of the AIP and crediting of the Maximum Award, the Committee will determine the actual award earned and payable to that Participant (the “Actual Award”) by reducing the Maximum Award based on (i) achievement of certain Company objectives, as reflected by the calculation of the Corporate Result (defined below), and (ii) achievement of individual performance objectives selected for each Participant (the “Individual Goals”), as described below. Specifically, each Participant’s Actual Award under the AIP may be reduced from the Maximum Award based generally on a formula whereby achievement of the Corporate Result is weighted at 75% of the Target Award and achievement of the Individual Goals is weighted at 25% of the Target Award.

Step 1: Calculate Corporate Result

The Corporate Result (expressed as a percentage) is the weighted average of three elements: (1) the ARR Result (weighted at 2x); (2) the Net Bookings result (weighted at 2x) and (3) the Customary Advocacy Result (weighted at 1x), (subject to adjustment and a maximum as set forth in Step 1D below).

Corporate Result % =
[(ARR Result % * 2) + (Net Bookings Result % * 2) + (Customer Advocacy Result % * 1)] / 5 **

** The aggregate Corporate Result is subject to adjustment up or down by 20% as set forth in Step 1D below (combined percentage subject to a maximum of 200%).

Step 1A: Determine ARR Result. The payout percentage for the Company’s Digital Media annualized recurring revenue (“ARR”) is based upon the Company’s percentage of achievement with respect to the ARR objective for the Performance Period as set forth in the Operating Plan based upon the matrix attached as Exhibit A. In determining the achievement of the ARR objective, the Committee will disregard the effects of any material acquisitions not incorporated into the Operating Plan; however, the Committee may adjust the ARR objective (either upward or downward) to include the effects of a material acquisition if the Board determines that such corporate transaction is material to the Company and results in a modification to the Operating Plan.

Step 1B: Determine Net Bookings Result. The payout percentage for the Adobe Marketing Cloud net bookings (“Net Bookings”) is based upon the Company’s percentage of achievement with respect to the Net Bookings objective for the Performance Period as set forth in the Operating Plan based upon the matrix attached as Exhibit B. In determining the achievement of the Net Bookings objective, the Committee will disregard the effects of any material acquisitions not incorporated into the Operating Plan; however, the Committee may adjust the Net Bookings objective (either upward or downward) to include the effects of a material acquisition if the Board determines that such corporate transaction is material to the Company and results in a modification to the Operating Plan.

Step 1C: Determine Customer Advocacy Result. The “Customer Advocacy Result” is determined by the Committee, in its sole discretion, based on quantitative and qualitative analysis of the Company’s improvement of the customer experience by achievement of the customer advocacy objectives. If the average of the ARR Result and Net Bookings Result (equally weighted) is at or below 100%, then the maximum percentage of the Customer Advocacy Result permitted will be 100%. If the average of the ARR Result and Net Bookings Result (equally weighted) is above 100%, then the maximum percentage of the Customer Advocacy Result permitted will be equal to the average of the ARR Result and Net Bookings Result (equally weighted), up to a maximum of 200%.

Step 1D: Optional Discretionary Adjustment. The Committee, in its sole discretion, may add or subtract up to 20% to the Corporate Result based on the Committee’s assessment of the Company’s qualitative performance for the Performance Period; provided, however, that the maximum Corporate Result payout percentage may not exceed 200%.

Step 2: Calculate Individual Goals Result

At the outset of the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own goal), selects the Individual Goals for each Participant. Following the Performance Period, the

Committee, in consultation with the CEO (other than with respect to his own performance) assesses each Participant’s achievement of the Individual Goals (expressed as a percentage) (the “Individual Goals Result”).

A Participant’s Individual Goals Result may range from 0% to 200%.
Step 3: Calculate Actual Award
Each Participant’s Actual Award is determined using the following formula based on the achievement determinations described in the above steps.
Actual Award ($) =
[(Corporate Result % * 75%) + (Individual Goals Result % * 25%)] x Target Award ($)

GENERAL

Administration
Actual Awards earned are paid on an annual basis approximately 45-60 days after fiscal year end, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned, or (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements. All terms and conditions of the AIP are subject to compliance with applicable law. Pursuant to Section 8(a) of the Master Bonus Plan, notwithstanding any contrary provision of the Master Bonus Plan or this AIP, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable in accordance with the provisions set forth above.
Recoupment
Any amounts paid under the AIP will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

Exhibit A
FY14 Annual Incentive Plan - Digital Media Annualized Recurring Revenue Payout Scale

Achievement (rounded)	Payout
Below 85%	0.0%
85%	0.0%
86%	10.0%
87%	25.0%
88%	40.0%
89%	50.0%
90%	60.0%
91%	70.0%
92%	80.0%
93%	93.0%
94%	94.0%
95%	95.0%
96%	96.0%
97%	97.0%
98%	98.0%
99%	99.0%
100%	100.0%
101%	112.5%
102%	125.0%
103%	137.5%
104%	150.0%
105%	162.5%
106%	175.0%
107%	187.5%
108%	200.0%
Above 108%	200.0%

NOTE: The plan achievement percentage will be rounded to the nearest whole number.

Exhibit B
FY14 Annual Incentive Plan - Adobe Cloud Marketing Net Bookings Payout Scale

Achievement (rounded)	Payout
Below 85%	0.0%
85%	0.0%
86%	12.5%
87%	25.0%
88%	37.5%
89%	50.0%
90%	59.0%
91%	67.0%
92%	75.0%
93%	78.5%
94%	82.5%
95%	86.5%
96%	90.0%
97%	95.0%
98%	98.0%
99%	99.0%
100%	100.0%
101%	106.3%
102%	112.5%
103%	118.8%
104%	125.0%
105%	131.3%
106%	137.5%
107%	143.8%
108%	150.0%
109%	156.3%
110%	162.5%
111%	168.8%
112%	175.0%
113%	181.3%
114%	187.5%
115%	193.8%
116%	200.0%
Above 116%	200.0%

NOTE: The plan achievement percentage will be rounded to the nearest whole number.